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                                                                    Exhibit 99.1


CONTACT:          Mitchel Sayare, Ph.D.
                  Chairman and CEO
                  ImmunoGen, Inc.
                  (781) 769-4242
                  www.immunogen.com


FOR IMMEDIATE RELEASE

   ImmunoGen, Inc. and British Biotech plc Enter Collaboration to Develop and
      Commercialize huN901-DM1 for the Treatment of Small-Cell Lung Cancer

     CAMBRIDGE, MA and OXFORD,  England, May 5, 2000 - ImmunoGen,  Inc. (Nasdaq:
     IMGN) and British Biotech plc (LSE: BBG) today announced a license agreement to develop and commercialize ImmunoGen's huN901-DM1 tumor-activated prodrug (TAP) for treatment of small-cell lung cancer
     (SCLC).

     British Biotech has been granted the exclusive right to develop and commercialize huN901-DM1 in the European Union and Japan. ImmunoGen retains the rights to commercialize huN901-DM1 in the United States and the rest of the world, as well as the right to manufacture the product worldwide. British Biotech paid an upfront fee of $1.5 million for its territorial rights.

     Under the agreement, British Biotech is responsible for conducting the clinical trials necessary to achieve regulatory approval in the US, EU and Japan. ImmunoGen is responsible for the remaining preclinical development, and will be reimbursed for manufacturing the product for clinical trials. It is anticipated that a Phase I clinical trial will start in the fourth quarter of this year. Upon regulatory approval of the product for marketing in the US, ImmunoGen will pay British Biotech a one-time milestone payment. ImmunoGen will receive royalties on sales of huN901-DM1 in the EU and Japan.

     "This innovative collaboration allows us to benefit from British Biotech's clinical development capabilities while retaining rights in the US," said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "We look forward to collaborating with British Biotech, one of only a few companies who have experience in conducting clinical trials in SCLC. We believe their unique experience in this disease, coupled with their enthusiasm for this product, will enable us to aggressively advance the development of huN901-DM1 to the marketplace."

     Dr. Elliot Goldstein, Chief Executive of British Biotech, commented, "This collaboration broadens our approach to the treatment of cancer beyond the area of metalloenzyme inhibition. Innovative deal terms, combined with our clinical development and regulatory capabilities, have enabled us to obtain the commercialization rights to a novel anti-cancer agent in Europe and Japan. We are delighted to be working with ImmunoGen to undertake the worldwide development of huN901-DM1."

     huN901-DM1 is a tumor-activated prodrug consisting of a humanized monoclonal antibody (huN901) targeting SCLC cells, coupled with a highly potent cytotoxic agent (DM1), a maytansine derivative. In preclinical studies, huN901-DM1 eradicated SCLC tumors. In the same studies, cisplatin and etoposide, drugs used in current SCLC treatment, produced only temporary interruption of tumor growth.

     SCLC accounts for approximately 25% of all lung cancer cases. Currently, there are few treatment options for patients who have relapsed or are refractory to chemotherapy. Median survival for such patients is less than a year.

     ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies, for delivery to and destruction of cancer cells. The most advanced TAP, huC242-DM1/SB-408075, designed to treat colorectal and pancreatic cancer, has been licensed to SmithKline Beecham and is in a Phase I/II human clinical study. In addition to its maytansinoid platform of TAPs, the Company is working on other proprietary TAP platforms comprising agents, such as taxanes, which exert cell-killing activity via different mechanisms of action.

     British Biotech is a development-stage pharmaceutical company which is building a portfolio of products for the treatment of cancer, infection and inflammation. These opportunities will be generated from in-house research and development and by acquisition from, and collaboration with, outside parties. British Biotech currently has four products in development. Its lead product, marimastat, a matrix metalloproteinase inhibitor, is in Phase III development for the treatment of cancer and has been licensed worldwide to Schering Plough Corporation except for Japan and the Far East where it has been licensed to Tanabe Seiyaku Co., Ltd.

     This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; delayed achievements of milestones; reliance on collaborators; uncertainty as to whether the Company's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from the government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.
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